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Exhibit 3.9

CERTIFICATE OF LIMITED PARTNERSHIP
OF
ASCO HEALTHCARE OF NEW ENGLAND
LIMITED PARTNERSHIP

        THIS CERTIFICATE OF LIMITED PARTNERSHIP (hereinafter referred to as this "Certificate") is made this 31st day of May, 1994 by ASCO HEALTHCARE OF NEW ENGLAND, INC., a Maryland corporation, as the General Partner.

EXPLANATORY STATEMENT

        ASCO Healthcare of New England, Inc., desiring to organize a limited partnership under and pursuant to the provisions of the Maryland Revised Uniform Limited Partnership Act (hereinafter referred to as the "Act"), hereby forms a limited partnership for the purposes and on the terms and conditions hereinafter set forth (the "Partnership"), and hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

          1.     The name of the Partnership shall be "ASCO Healthcare of New England Limited Partnership."

          2.     The purposes for which the Partnership is formed are as follows: (a) to engage in the business of operating a pharmacy, and supplying related pharmaceutical products and services to patients in health care facilities; (b) to have and exercise all powers now or hereafter conferred by the laws of the State of Maryland on limited partnerships formed pursuant to the Act, and (c) to do any and all things necessary, convenient or incidental to the foregoing.

          3.     The address of the principal office of the Partnership is c/o 9515 Gerwig Lane, Columbia, Maryland 21046. The name and address of the resident agent of the Partnership are Milton S. Moskowitz, 9401 Eagleton Lane, Gaithersburg, Maryland 20879.

          4.     The name and business address of the General Partner are: ASCO Healthcare of New England, Inc., 9515 Gerwig Lane, Columbia, Maryland 21046.

          5.     The relations of the partners and the affairs of the Partnership shall be governed by the Act as well as a partnership agreement which may be amended from time to time as set forth therein.

          6.     The latest date upon which the Partnership shall be dissolved and its affairs wound up is December 31, 2044.

        IN WITNESS WHEREOF, the General Partner acknowledges that this Certificate of Limited Partnership is its act, and further acknowledges, under penalties of perjury, to the best of its knowledge, information and belief, that the matters and facts set forth herein are true in all material respects, and that it has executed this Certificate of Limited Partnership under seal as of the day and year first above written.

WITNESS:	GENERAL PARTNER:
ASCO HEALTHCARE OF NEW ENGLAND, INC.
DAN MOSKOWITZ	By:	MARY ANN MILLER	(SEAL)
Mary Ann Miller, President

CERTIFIED COPY OF RESOLUTION OF BOARD OF DIRECTORS FOR CHANGE OF REGISTERED AGENT

        I, Ira C. Gubernick, do hereby certify that I am the duly elected, qualified and acting secretary of ASCO Healthcare of New England, L.P., a limited partnership formed and existing under the laws of the State of Maryland, and that at a meeting of the partners of said partnership, held on the 10th day of May, 1999, the following resolution was adopted, which said resolution remain in full force and effect.

        "The name and address of the registered agent shall change from:

    Milton S. Moskowitz
    9401 Eagleton Lane
    Gaithersburg, MD 20879

  To:
  The Corporation Trust Incorporated
  300 E. Lombard Street
  Baltimore, MD 21202"

IRA C. GUBERNICK Ira C. Gubernick, Secretary—ASCO Healthcare, Inc.

(CORPORATE SEAL)

        I HEREBY CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THE ATTACHED INSTRUMENT

The Corporation Trust Incorporated
By:	KORRI A. BEHLER Signature
Korri A. Behler, Special Assistant Secretary Print Name

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  Exhibit 3.9
CERTIFICATE OF LIMITED PARTNERSHIP OF ASCO HEALTHCARE OF NEW ENGLAND LIMITED PARTNERSHIP
CERTIFIED COPY OF RESOLUTION OF BOARD OF DIRECTORS FOR CHANGE OF REGISTERED AGENT